Exhibit 1A-11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Atlis Motor Vehicles, Inc. (the “Company”) on Form 1-A/A of our report dated July 15, 2021 related to our audit of the financial statements of Atlis Motor Vehicles, Inc (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern) for the years ended December 31, 2020 and 2019, which report appears in the Offering Circular, which is part of this Offering Statement.

/s/ Prager Metis CPAs, LLC

Basking Ridge, NJ

December 8, 2021